Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of FiberTower Corporation (formerly known as First Avenue Networks, Inc.) of our reports dated February 3, 2006, relating to the consolidated financial statements and financial statement schedule of First Avenue Networks, Inc. and management’s assessment on the effectiveness of internal control over the financial reporting, appearing in the Annual Report on Form 10-K of First Avenue Networks, Inc. for the year ended December 31, 2005.

/s/ KBA GROUP LLP
Dallas, Texas
August 28, 2006